SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 13G
                  Under the Securities Exchange Act of 1934
                             (Amendment No. 1)

                            SOFTWARE ARTISTRY, INC.
                    ----------------------------------------
                               (Name of Issuer)

                               COMMON STOCK
                       -----------------------------
                      (Title of Class of Securities)

                                 834028102
                           ---------------------
                               (Cusip Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

Page 1 of 5 pages

CUSIP No. 834028102                13G                  Page 2 of 5 pages
-------------------                ---                  -----------------

1.     Name of reporting persons
       S.S. or I.R.S. identification no. of above persons

        Joseph Piscopo
-----------------------------------------------------------------------------
2.     Check the appropriate box if a member of a group
                                                                  (a) [    ]
                                                                  (b) [    ]
-----------------------------------------------------------------------------
3.     SEC use only

-----------------------------------------------------------------------------
4.     Citizenship or place of organization

       U.S.A.
-----------------------------------------------------------------------------
                   5.     Sole voting power
                          585,344 (including 10,000 shares subject to options
  Number of               exercisable within 60 days of December 31, 1996)
  Shares           ----------------------------------------------------------
  Beneficially     6.     Shared voting power
  Owned By                0
  Each             ----------------------------------------------------------
  Reporting        7.     Sole dispositive power
  Person                  585,344 (including 10,000 shares subject to options
  With                    within 60 days of December 31, 1996)
                   ----------------------------------------------------------
                   8.     Shared dispositive power
                          0
-----------------------------------------------------------------------------
9.     Aggregate amount beneficially owned by each reporting person
       585,344 (including 10,000 shares subject to options exercisable within 60 days of December 31, 1996)
-----------------------------------------------------------------------------
10.    Check box if the aggregate amount in row (9) excludes certain shares

-----------------------------------------------------------------------------
11.    Percent of class represented by amount in row 9
       8.7%
-----------------------------------------------------------------------------
12.    Type of reporting person
       IN
-----------------------------------------------------------------------------

CUSIP No. 83402810      13G    Page 3 of 5 Pages


This Schedule 13G is being filed pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This filing reflects a change in the beneficial ownership of the Filing Person. However, the Filing Person has acquired less than two percent (2%) of the Issuer's Common Stock in any twelve (12) month time period.

Item 1.

     (a)Name of Issuer

     Software Artistry, Inc.

     (b)Address of Issuer's Principal Executive Offices

     9449 Priority Way West Drive
     Indianapolis, Indiana 46240

Item 2.

     (a)Name of Person Filing

     Joseph A. Piscopo

     (b)Address of Principal Business Office, or, if none, Residence

     18 Natoma Drive
     Oak Brook, Illinois 60521

     (c)Citizenship

     United States of America

     (d)Title of Class of Securities

     Common

     (e)CUSIP Number

     83402810

CUSIP No. 83402810                 13G                      Page 4 of 5 Pages
------------------                 ---                      -----------------


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

        Not Applicable

Item 4. Ownership

        (a) Amount Beneficially Owned

        585,344 (including 10,000 shares subject to options exercisable within 60 days of December 31, 1996)

        (b)Percent of Class

        8.7%

        (c)Number of shares as to which such person has:

        (i) sole power to vote or to direct the vote
        585,344
        (ii) shared power to vote or to direct the vote
        0
        (iii) sole power to dispose or to direct the disposition of
        585,344
        (iv) shared power to dispose or to direct the disposition of
        0

Item 5. Ownership of Five Percent or Less of a Class

        Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person

        None

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

        Not Applicable

CUSIP No. 83402810                 13G                    Page 5 of 5 Pages
-------------------                ---                    -----------------

Item 8. Identification and Classification of members of the Group

        Not Applicable

Item 9. Notice of Dissolution of a Group

        Not Applicable

Item 10. Certification

         Not Applicable


                                  SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     2/13/97
                                                     ------------
                                                     Date

                                                     /S/ Joseph Piscopo
                                                     -----------------------
                                                     Signature

                                                     Joseph A. Piscopo
                                                     -------------------------
                                                     Name/Title